                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           NORD RESOURCES CORPORATION
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                           NORD RESOURCES CORPORATION
- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per  Exchange Act  Rules 0-11(c)(1)(ii),  14a-6(i)(1), 14a-6(i)(2)  or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee  computed  on   table  below   per  Exchange   Act  Rules   14a-6(i)(4)
     and 0-11.
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     5) Total fee paid:
        ------------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     3) Filing Party:
        ------------------------------------------------------------------------
     4) Date Filed:
        ------------------------------------------------------------------------

[LOGO]                                                NORD RESOURCES CORPORATION
                                                   8150 Washington Village Drive
                                                              Dayton, Ohio 45458
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 6, 1995

To the Stockholders of
NORD RESOURCES CORPORATION:

       Notice is hereby given that the annual meeting of stockholders of Nord Resources Corporation (the "Corporation") will be held at the Four Seasons Hotel (Metropolitan Room), 57 East 57th Street, New York, New York, on June 6, 1995 at 10:30 a.m. for the following purposes:

       1. The election of six directors of the Corporation and

       2. To act upon such other matters as may properly come before the meeting or any adjournment thereof.

       The close of business on April 14, 1995 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting and at any adjournment thereof.

       YOUR PROXY IS IMPORTANT TO ENSURE A QUORUM AT THE MEETING. THUS, WHETHER OR NOT YOU EXPECT TO BE PRESENT, YOU ARE REQUESTED TO DATE, SIGN AND MAIL THE ENCLOSED PROXY IN THE POSTAGE-PAID ENVELOPE WHICH HAS BEEN PROVIDED FOR THAT PURPOSE. THE PROXY MAY BE REVOKED BY YOU AT ANY TIME BEFORE IT IS EXERCISED AND THE GIVING OF YOUR PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING.

                                                  By Order of the
                                                  Board of Directors,

                                                  Karl A. Frydryk
                                                  Secretary
April 25, 1995

                           NORD RESOURCES CORPORATION
               8150 Washington Village Drive, Dayton, Ohio 45458

PROXY STATEMENT
For the Annual Meeting of Stockholders
June 6, 1995

                              GENERAL INFORMATION

       This Proxy Statement is furnished in connection with the solicitation by the Corporation's Board of Directors (the "Board") of proxies in the accompanying form for the annual meeting of stockholders of Nord Resources Corporation (the "Corporation").

       Shares cannot be voted at the meeting unless the stockholder is present in person or represented by proxy. All shares represented by properly executed proxies received by the Board pursuant to this solicitation will be voted in accordance with the stockholder's directions specified on the enclosed proxy. If no directions have been specified by marking the appropriate squares on the proxy, the shares will be voted in accordance with the Board's recommendations. A stockholder signing and returning a proxy has the power to revoke it at any time prior to its exercise by delivering to the Corporation a later dated proxy or by giving notice to the Corporation in writing or in open meeting, but without affecting any vote previously taken. The holders of a majority of the Corporation's outstanding shares, present in person or represented by proxy and entitled to vote, constitute a quorum for the transaction of all business at the meeting. Abstentions and broker non-votes are included in determining if a quorum is present at the meeting.

       Only stockholders of record at the close of business on April 14, 1995 are entitled to vote at the annual meeting. As of April 14, 1995, there were issued and outstanding 15,838,408 shares of Common Stock of the Corporation. Each share is entitled to one vote and cumulative voting is not permitted. A list of stockholders of record entitled to vote at the meeting will be available for examination by any stockholder for any purpose germane to the annual meeting, for a period of 10 days prior to the annual meeting, during normal business hours at the offices of Spitzer & Feldman, 405 Park Avenue, 6th Floor, New York, New York and at the offices of the Corporation, 8150 Washington Village Drive, Dayton, Ohio. The list will also be available at the annual meeting. An affirmative vote of a majority of the shares present and voting at the meeting is required for approval of all items being submitted to the stockholders for their consideration. Abstentions from voting will have the same effect as voting against the election of a director or a proposal. However, broker non-votes will not be included in the tabulations of shares entitled to elect directors or vote on a proposal.

       This Proxy Statement and the enclosed proxy were first mailed to stockholders on or about April 25, 1995.

                             PRINCIPAL STOCKHOLDERS

       The following table sets forth the only person known by the Board to be the beneficial owner of more than 5% of the outstanding shares of Common Stock of the Corporation, based on information contained in Schedule 13G filed by such person with the Securities and Exchange Commission, reporting beneficial ownership as of December 31, 1994.

                                                 SHARES BENEFICIALLY
                                               OWNED AS OF DECEMBER 31,
                                                         1994
                  NAME AND ADDRESS OF          ------------------------
                   BENEFICIAL OWNER               NUMBER     % OF CLASS
          -----------------------------------  ------------  ----------
          The Travelers Inc.
           65 East 55th Street
           New York, NY 10022                     2,270,858(1)    14.3%


(1) The Travelers Inc. has shared voting and dispositive power over the shares listed.

                             ELECTION OF DIRECTORS

       Six directors are to be elected to hold office until the next annual meeting of stockholders and until their successors are elected and qualified. The Board has nominated for election as directors the six persons named below, all of whom presently serve as members of the Board. The shares represented by proxy, unless the giver of the proxy dictates otherwise, will be voted at the meeting in favor of the election of the nominees named below.

       Each of the nominees named below is, at present, available for election. If any nominee should for any reason become unavailable for election, proxies in the accompanying form will be voted for a substitute nominee designated by the Board. There are no family relationships among any nominees or directors or among them and any officer of the Corporation or any of its subsidiaries.

       Set forth below is certain information for each nominee for election as a director and each executive officer named in the Summary Compensation Table.

                                                          SHARES BENEFICIALLY OWNED
                                                           AS OF APRIL 14, 1995(1)
                                               DIRECTOR   --------------------------
   NOMINEES FOR ELECTION OF DIRECTORS     AGE   SINCE       NUMBER        % OF CLASS
   -----------------------------------    ---  --------   -----------     ----------
     Walter T. Belous                     59     1974         37,023(3)       (2)
     W. Pierce Carson                     52     1994         33,540(4)       (2)
     Edgar F. Cruft                       62     1971        330,246(5)       2.1%
     Terence H. Lang                      58     1978        195,833(6)       1.2%
     Leonard Lichter                      67     1974         25,750(7)       (2)
     Donald L. Roettele                   59     1971         42,538(8)       (2)


   OTHER NAMED EXECUTIVE OFFICERS
   -----------------------------------
     James T. Booth                       54                  53,900(9)       (2)
     Karl A. Frydryk                      40                  82,274(10)      (2)
     William W. Wilcox                    47                  77,060(9)       (2)
     All nominees for election of
      directors and other named
      executive officers as a group (9
      persons)                                               878,164(11)      5.3%


 (1) Ownership includes sole voting and investment power except as otherwise noted. When applicable, the number of shares beneficially owned includes the number of unissued shares which the listed person (or group) has a right to acquire within 60 days after April 14, 1995. In determining the number of shares outstanding for computing the percent of class owned by a listed person (or group), the number of shares outstanding of the Corporation has been increased by the number of unissued shares which the listed person (or group) has a right to acquire from the Corporation within 60 days after April 14, 1995.
 (2) Represents less than 1% of the shares outstanding.
 (3) Includes options to purchase 26,750 shares. Mr. Belous' wife owns an additional 1,500 shares as to which Mr. Belous disclaims beneficial ownership.
 (4) Includes options to purchase 7,500 shares.
 (5) Includes options to purchase 219,475 shares. Dr. Cruft's wife and children own an additional 15,697 shares as to which Dr. Cruft disclaims beneficial ownership.
 (6) Includes options to purchase 178,975 shares. Mr. Lang's wife owns an additional 21,348 shares as to which Mr. Lang disclaims beneficial ownership.
 (7) Includes options to purchase 24,750 shares.
 (8) Includes options to purchase 24,750 shares. Mr. Roettele's wife owns an additional 17,729 shares as to which Mr. Roettele disclaims beneficial ownership.
 (9) Consists of options to purchase shares.
(10) Includes options to purchase 80,091 shares.
(11) Includes options to purchase 693,251 shares held by directors and named executive officers as a group.

NOMINEES FOR ELECTION OF DIRECTORS

       Mr. Belous has, since 1980, been employed by and is executive vice president of Chi Mei Corporation, a company engaged in international trade with the Peoples Republic of China.

       Dr. Carson, who holds a Ph.D. in Economic and Structural Geology, has served as president and a director of Nord Pacific Limited, a company which is 35% owned by the Corporation, since its inception in 1990. Prior to then, he served as senior vice president of Pacific operations for the Corporation beginning in 1980.

       Dr. Cruft, who holds a Ph.D. in Geochemistry, is a founder of the Corporation and has served as its chairman and chief executive officer since its inception. He was president of the Corporation from inception to 1985 and was renamed president in 1988. From 1963 through 1973, he served on the faculty of the University of New Mexico, becoming an Associate Professor of Geochemistry in 1967. From 1963 to 1967, Dr. Cruft also was a mining and geochemical consultant to various mining companies. From 1956 to 1959, he was employed as a field and mining geologist by the Ventures Ltd.-Falconbridge Nickel Mines Ltd. group of companies in Canada and from 1954 to 1956 was a field and mining geologist in South Africa and Malawi with major South African mining companies. Dr. Cruft is also chairman and chief executive officer of Nord Pacific Limited.

       Mr. Lang has served as senior vice president-finance and treasurer since joining the Corporation in 1978. Prior to then, he had 15 years of experience in financial planning and management in the business equipment industry, holding several financial management positions with NCR Corporation. Mr. Lang is also treasurer and a director of Nord Pacific Limited.

       Mr. Lichter, an attorney and a CPA, is a principal in the law firm of Spitzer & Feldman P.C., New York, New York, which is counsel to the Corporation. He is also a director of Laser Photonics, Inc., Radix Ventures, Inc. and Nord Pacific Limited.

       Mr. Roettele has, since 1970, been employed by and is currently the president and a director of Fox Technology, Inc., a company engaged in electronic product manufacturing and distribution.

OTHER NAMED EXECUTIVE OFFICERS

       Mr. James T. Booth is president of Nord Kaolin Company, an 80% owned subsidiary of the Corporation. Mr. Booth joined Nord Kaolin Company in 1978 as plant manager, became general manager in 1989 and was named president in 1993.

       Mr. Karl A. Frydryk, CPA, has served as vice president-controller since joining the Corporation in 1984 and as secretary of the Corporation since 1987.

       Mr. William W. Wilcox is vice president of sales and marketing for the Corporation. Mr. Wilcox joined the Corporation in 1977 and became vice president of sales and marketing in 1984.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

       The Board held four meetings during 1994 and each current director attended at least 75% of the meetings of the Board and the Committees on which he served.

       The Corporation has an Audit Committee and a Compensation Committee but does not have a Standing Nominating Committee.

       The members of the Audit Committee are Leonard Lichter and Donald L. Roettele. The Audit Committee meets independently with representatives of the Corporation's independent auditors and senior management. The Audit Committee reviews the general scope of the Corporation's annual audit, the fee charged by the independent auditors and other matters relating to internal control systems. In addition, the Audit Committee is responsible for recommending the engagement or discharge of the Corporation's independent auditors. The Committee held one meeting in 1994.

       The members of the Compensation Committee are Walter T. Belous and Leonard Lichter. The Compensation Committee is responsible for approving and reporting to the Board on the annual compensation for all officers, including salary and stock options. The Compensation Committee also is responsible for granting stock options and other funding and awards to be made under the Corporation's existing compensation plans. The Committee held one meeting in 1994.

       Members of the Board who are not employed by the Corporation, except Mr. Lichter, receive an annual retainer of $10,000, plus $1,000 for attending each meeting of the Board and $800 for attending each meeting of a Committee of the Board. Mr. Lichter, counsel to the Corporation, charges his time and expenses to the Corporation through Spitzer & Feldman P.C.

       In January 1995, the Corporation adopted a deferred compensation program for directors other than directors who are employees of the Corporation, its subsidiaries or affiliates or are affiliated with entities which provide services to the Corporation. Under this program, qualifying directors who have served as directors for 10 years will receive a lifetime payment beginning at the later of age 62 or their resignation as a director in an amount equal to the annual retainer paid to the director during his/her last year of service as a director. Currently, Mr. Belous and Mr. Roettele qualify for this program.

       Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Corporation's directors, executive officers and holders of more than 10% of the Corporation's Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of the common stock of the Corporation. Based on the Corporation's review of copies of such forms it received from directors, executive officers and holders of more than 10% of the Corporation's common stock or on written representations from certain of such persons, the Corporation believes that, during the year ended December 31, 1994, all filing requirements under Section 16(a) of the Exchange Act were made by such persons on a timely basis.

       The Corporation paid $1,548,000 for legal services to the firm of Spitzer & Feldman, P.C. in which Leonard Lichter, a director, is a principal, during Spitzer & Feldman's 1994 fiscal year.

       Until February 1994, the Corporation advanced funds to Nord Pacific Limited ("Pacific"), which is 35% owned by the Corporation, under lines of credit arrangements. During 1994, the largest amount owing to the Corporation by Pacific was $2,950,000. The advances to Pacific bore interest at prime plus 1/2%. In connection with a February 1994 public offering in Australia by Pacific, the Corporation converted $2,900,000 of its advance to Pacific into shares of common stock of Pacific at a price of $.83 per share, which was less than market price. The Corporation presently does not have any outstanding advances to Pacific and does not anticipate making any additional advances in the foreseeable future. Dr. Cruft is chairman, chief executive officer and a director of Pacific; Mr. Lang is vice president, treasurer and a director of Pacific; Dr. Carson is president and a director of Pacific and Mr. Lichter is a director of Pacific.

                       COMPENSATION OF EXECUTIVE OFFICERS

       The following table discloses compensation received by the Corporation's Chief Executive Officer and the four other most highly paid executive officers at December 31, 1994 (collectively, "Named Executive Officers") for the fiscal years ended December 31, 1994, 1993 and 1992.

                           SUMMARY COMPENSATION TABLE

                                                                      LONG-TERM
                                                                     COMPENSATION
                                                                     ------------
                                                                        AWARDS
                                                ANNUAL COMPENSATION  ------------     ALL
                                                                      SECURITIES     OTHER
                                                -------------------   UNDERLYING    COMPEN-
NAME AND PRINCIPAL POSITION               YEAR   SALARY     BONUS     OPTIONS(2)    SATION(3)
- ----------------------------------------  ----  --------  ---------  ------------   --------
Edgar F. Cruft(1)                         1994  $547,932                             $5,431
 Chairman, President & CEO                1993  $512,150                  33,750(4)  $5,258
                                          1992  $505,000                             $1,596
Terence H. Lang                           1994  $249,100                             $4,952
 Sr.Vice President-Finance & Treasurer    1993  $235,000                             $4,842
                                          1992  $235,000                             $1,169
William W. Wilcox                         1994  $159,862                   7,000     $4,586
 Vice President-Sales & Marketing         1993  $159,228                  13,000     $3,651
                                          1992  $151,646                   8,600     $  783
Karl A. Frydryk                           1994  $140,000  $   8,000       25,000     $4,920
 Vice President-Controller & Secretary    1993  $124,033                             $3,991
                                          1992  $112,950                             $  765
James T. Booth                            1994  $110,000                   7,000     $4,539
 President-Nord Kaolin Company            1993  $107,511                   6,000     $3,687
                                          1992  $ 93,288                   5,500     $1,425


(1) Includes salary earned for 1994 ($150,432), 1993 ($137,150) and 1992
   ($130,000) as chairman and CEO of Nord Pacific Limited, a 35%-owned affiliate of the Corporation.
(2) Number of shares subject to options granted under employee option plans for the periods presented.
(3) Included in "All Other Compensation" for 1994 are (1) matching contributions by the Corporation under its 401(k) Retirement and Savings Plan for Dr. Cruft -$4,620, Mr. Lang - $4,620, Mr. Wilcox - $3,554, Mr. Frydryk - $4,440 and Mr.
   Booth - $3,300, and (2) the dollar value of life insurance premiums paid by the Corporation with respect to term life insurance benefits for Dr. Cruft - $811, Mr. Lang - $332, Mr. Wilcox - $1,032, Mr. Frydryk - $480 and Mr. Booth -$1,239.
(4) Consists of an option grant to replace an expiring option for the same number of shares. Exercise price is $4.88 per share while expiring option was at an exercise price of $4.00 per share.
(5) Non-cash benefits for each of the Named Executive Officers were less than 10% of their aggregate compensation.

       The Corporation has established a loan program to fund the exercise of stock options or for any other purpose associated with a benefit to the Corporation, for Messrs. Cruft and Lang, who are executive officers. Such loans are limited to $150,000 for each executive, are callable on 90 day notice by the Board and bear interest, payable quarterly, at 1/2% over the yield on funds invested by the Corporation (average interest rate of 5.67% in 1994). The largest amount of indebtedness outstanding during 1994 and the amount outstanding on April 14, 1995 from Messrs. Cruft and Lang was $150,000 each. The loans related to the executives' exercise of options to acquire shares of the Corporation's common stock.

                             OPTION GRANTS IN 1994

       The following table presents information concerning options granted in 1994 to Named Executive Officers under the Corporation's employee option plans.

                                     INDIVIDUAL GRANTS
                         ------------------------------------------       POTENTIAL
                                      % OF                            REALIZABLE VALUE
                                      TOTAL                           AT ASSUMED ANNUAL
                                     OPTIONS                           RATES OF STOCK
                         NUMBER OF   GRANTED                                PRICE
                         SECURITIES    TO                             APPRECIATION FOR
                         UNDERLYING EMPLOYEES                          OPTION TERM(3)
                          OPTIONS      IN     EXERCISE   EXPIRATION   -----------------
NAME                      GRANTED    1994(2)   PRICE        DATE        5%       10%
- -----------------------  ---------- --------- --------   ----------   -------  --------
William W. Wilcox          7,000(1)    5.2%     $5.13      1/10/04    $22,562  $ 57,176
Karl A. Frydryk           25,000(1)   18.7%     $5.13      1/10/04    $80,577  $204,198
James T. Booth             7,000(1)    5.2%     $5.13      1/10/04    $22,562  $ 57,176


(1) Option became exercisable on January 10, 1995.
(2) The Corporation granted employees options to purchase 134,000 shares in 1994.
(3) Dollar amounts under these columns are the result of calculations based on assumed annualized rates of stock appreciation of 5% and 10% as prescribed by the Securities and Exchange Commission. The assumed rates are not intended by the Corporation to forecast possible future appreciation, if any, of its stock price, which will be determined by future events and unknown factors.

         AGGREGATED OPTION EXERCISES IN 1994 AND YEAR-END OPTION VALUES

       The following table presents information concerning options exercised during 1994 by the Named Executive Officers and the value of their respective unexercised options at December 31, 1994.

                                                             NUMBER OF
                                                            SECURITIES          VALUE(1) OF
                                                            UNDERLYING          UNEXERCISED
                                                            UNEXERCISED        IN-THE-MONEY
                                                            OPTIONS AT          OPTIONS AT
                               SHARES                    DECEMBER 31, 1994   DECEMBER 31,1994
                              ACQUIRED        VALUE        EXERCISABLE/        EXERCISABLE/
NAME                         ON EXERCISE    REALIZED       UNEXERCISABLE       UNEXERCISABLE
- --------------------------  -------------  -----------  -------------------  -----------------
Edgar F. Cruft                  2,250       $   8,618          219,475           $ 123,803
                                                                --                  N/A

Terence H. Lang                 None                           178,975           $  48,169
                                                                --                  N/A

William W. Wilcox               None                            70,060           $  14,579
                                                                 7,000           $   8,750

Karl A. Frydryk                 None                            61,091           $  25,000
                                                                25,000           $  31,250

James T. Booth                  None                            46,900           $   9,985
                                                                 7,000           $   8,750


(1) Based on the closing sale price of $6 3/8 for the Corporation's Common Stock on December 30, 1994 on the New York Stock Exchange Composite Tape.

                        DEFINED BENEFIT RETIREMENT PLANS

       The following table illustrates the estimated annual benefit payable upon retirement to Messrs. Cruft and Lang at specified levels of compensation and years of service to the Corporation.

                      YEARS OF SERVICE
               -------------------------------
COMPENSATION      15         20         30
- -------------  ---------  ---------  ---------
  $ 200,000    $ 107,500  $ 110,000  $ 110,000
    250,000      134,375    137,500    137,500
    300,000      161,250    165,000    165,000
    350,000      188,125    192,500    192,500
    400,000      215,000    220,000    220,000
    450,000      241,875    247,500    247,500
    500,000      268,750    275,000    275,000

       The non-qualified retirement agreement with both of these executives provides for annual payments equal to 50%, plus 1/4% for each year of service with the Corporation to a maximum credit of 20 years, of their average annual compensation for the three consecutive years in their last ten years of employment with the Corporation during which they received their highest compensation. The compensation covered by the plan is based on the executive's annual salary paid by the Corporation as disclosed in the Summary Compensation Table. Annual payments begin at age 62, or termination of employment, whichever is later, and continue for the longer of 10 years or for the lives of the executive and his spouse. The executive may retire anytime after age 55 and receive reduced annual payments. At December 31, 1994, Dr. Cruft had over twenty years of service and Mr. Lang had sixteen years of service. The Corporation has also provided for the payment of a death benefit of $150,000 to a beneficiary of each of Dr. Cruft and Mr. Lang.

       The following table illustrates the estimated annual benefit payable upon retirement to certain management personnel of the Corporation at specified levels of compensation and years of service to the Corporation.

                                 YEARS OF SERVICE
               -----------------------------------------------------
COMPENSATION      10         15         20         25         30
- -------------  ---------  ---------  ---------  ---------  ---------
  $ 100,000    $  15,000  $  22,500  $  30,000  $  37,500  $  45,000
    125,000       18,750     28,125     37,500     46,875     56,250
    150,000       22,500     33,750     45,000     56,250     67,500
    175,000       26,250     39,375     52,500     65,625     78,750
    200,000       30,000     45,000     60,000     75,000     90,000

       The non-qualified retirement agreements with certain management personnel designated by the Board, including Messrs. Booth, Frydryk and Wilcox, provide annual payments to participants for a period of 15 years beginning at age 62, or on termination of employment, whichever is later (or anytime after age 55 in the event the provisions of the agreement with respect to early retirement are satisfied). The payments are equal to 1 1/2% for each year of service to a maximum of 30 years times the participant's average annual compensation over his final three years of employment. The compensation covered by the plan is based on the executive's annual salary disclosed in the Summary Compensation Table. The portion of the percentage earned through years of service vests at the rate of 20% per year, beginning at six years of service, and becomes fully vested in the event of a change in control of the Corporation as defined in the agreements. In addition to the above amount, Mr. Frydryk will receive an additional 5% of his salary at retirement payable over the same 15 year period. At December 31,

1994, Messrs. Booth, Frydryk and Wilcox had 16, 10 and 17 years of service, respectively. If a participant dies prior to reaching retirement, the agreements provide for payment of a death benefit to the participant's beneficiary in an amount equal to three times the compensation earned by the participant during the year prior to his death, in lieu of the above payments after retirement.

                         CHANGE IN CONTROL ARRANGEMENTS

       The Corporation has entered into agreements with certain Named Executive Officers which provide for the payment of benefits in the event of termination of their employment after a change in control of the Corporation, as defined in the agreements. These agreements are intended to ensure the establishment and maintenance of a sound and vital management essential to protecting and enhancing the best interests of the Corporation and its stockholders. Under agreements with Messrs. Cruft and Lang, if their employment is terminated by either them or the Corporation (other than for cause, as defined in the agreement, or death) at any time within two years of a change in control, the Corporation shall pay them a lump sum amount equal to 300% of the greater of (1) their base salary at date of termination or (2) their average annual compensation for the five calendar years preceding the calendar year in which the change in control occurred, plus an amount equal to the aggregate spread on all unexercised options granted to them under the Corporation's stock option plans. Under agreements with Messrs. Booth, Frydryk and Wilcox, if their employment is terminated by the Corporation (other than for cause, disability, retirement or death) or by the employee for good reason (i.e. change of duties, reduction in compensation, failure to maintain benefits and other causes as set forth in the agreement) at any time within two years of a change in control, the Corporation shall pay them a lump sum amount equal to 200% of the greater of (1) their base salary at date of termination or (2) their average annual compensation for the five calendar years preceding the calendar year in which the change in control occurred, plus an amount equal to the aggregate spread on all unexercised options granted to them under the Corporation's stock option plans. Mr. Booth would also be eligible to receive benefits under the agreement if a change in control of Nord Kaolin Company were to occur. The agreements are valid until the later of December 31, 1995 or two years after the occurrence of a change in control prior to December 31, 1995, subject to extension by mutual consent.

       To preserve the benefits available under the Corporation's severance agreements with Messrs. Cruft and Lang, the Corporation has established a benefit trust (the "Trust"). Upon the occurrence of any potential change in control, as defined in the Trust, the Corporation will be obligated to contribute an amount of cash and other property to the Trust which is intended to be sufficient to pay, in accordance with the terms of the agreements, the benefits authorized under such agreements. If the funds in the Trust are insufficient for any reason to pay such amounts, the Corporation will remain obligated to pay any such deficiency.

         BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

PHILOSOPHY

       The Corporation applies a consistent philosophy to compensation for all employees, including senior management. This philosophy is based on the premise that the achievements of the Corporation result from the coordinated efforts of all individuals working toward common objectives. The Corporation strives to achieve those objectives through teamwork that is focused on meeting the periodic goals established by the Corporation, the expectations of customers and stockholders. The compensation program goals are to enable the Corporation to attract, retain and reward key personnel who contribute to the long-term success of the Corporation and to align compensation with business objectives and performance. The Corporation's compensation program for executive officers is based on the same principles applicable to compensation decisions for all employees of the Corporation.

COMPETITIVE COMPENSATION

       The Corporation is committed to providing a compensation program that helps attract and retain key personnel of outstanding ability. The Corporation ensures that its compensation is competitive by comparing its compensation practices with those of other similar companies and reflects this review in its determination of compensation.

COMPENSATION OF CEO

       The Compensation Committee had not given Dr. Cruft a raise since May 1989. During 1994, his annual salary was increased by 6% to compensate somewhat for inflation since 1989.

COMPENSATION AND PERFORMANCE

       Executive officers are rewarded based upon corporate performance and individual performance. Corporate performance is evaluated by reviewing the extent to which strategic and business plan goals are met, including such factors as operating profit or loss and performance relative to competitors. Individual performance is evaluated by reviewing organizational and management development progress against set objectives and the degree to which teamwork and Corporation values are fostered.

       The Corporation applies its compensation philosophy worldwide. The Corporation strives to achieve a balance of the compensation paid to a particular individual and the compensation paid to other executives both inside the Corporation and at comparable companies. The Corporation believes that employees should understand the performance evaluation and compensation administration process. The process of assessing performance is as follows:

       1. At the beginning of the performance cycle, the evaluating manager sets objectives and key goals.

       2. The evaluating manager gives the employee ongoing feedback on performance.

       3. At the end of the performance cycle, the manager evaluates the accomplishments of objectives/key goals.

       4. The manager compares the results with the results of peers within the Corporation.

       5. The evaluating manager communicates the comparative results to the employee.

       6. The comparative result affects decisions on salary and stock options.

COMPENSATION VEHICLES

       The Corporation has a successful history of using a simple total compensation program that consists of cash, equity based compensation and retirement plans. Having a compensation program that allows the Corporation to successfully attract and retain key employees permits it to mine and produce its industrial minerals at competitive levels of production and costs, to provide useful products and services to customers, enhance stockholder value, motivate technological innovation, foster teamwork and adequately reward employees. The vehicles are:

         (a) Cash Based Compensation--The Corporation sets base salary for employees by reviewing the aggregate of base salary and annual bonus for competitive positions in the market, and by reviewing the employee's historical compensation and the effect of inflation on such compensation.

         (b) Stock Option Program--The purpose of this program is to provide additional incentives to employees to work to maximize stockholder value. The option program also utilizes vesting periods to encourage key employees to continue in the employ of the Corporation. The Corporation grants stock options annually to a broad-based population representing approximately 50% of the total employee pool.

         (c) Deferred Compensation for Senior Executives--The Corporation has entered into separate retirement agreements with its senior executives. The agreements provide benefits to the senior executives upon retirement based on several factors, including the number of years of service to the Corporation. The purpose of these retirement agreements is to provide incentive to the senior executives to continue to provide their services to the Corporation.

         (d) 401-K Plan--The Corporation provides a retirement and savings plan for its salaried U.S. employees pursuant to Section 401(k) of the Internal Revenue Code. Each employee may contribute up to 15% of his or her salary to this plan, to a maximum of $9,240 in 1994. Under the plan, the Corporation makes a matching contribution on behalf of each participating employee of 50% on the lower of the first 6% of each employee's salary or the percentage actually contributed by the employee. This plan enables the Corporation to attract and retain employees upon whom the Corporation relies in operating its business.

         (e) Other Plans--The Corporation is party to an agreement with the union which represents workers at its kaolin facility, which agreement provides for specified retirement and other benefits.

COMPENSATION COMMITTEE

Leonard Lichter, Chairman
Walter T. Belous

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

       The members of the Compensation Committee are Messrs. Belous and Lichter, neither of whom are or have been officers or employees of the Corporation or any of its subsidiaries. The Chairman of the Compensation Committee is Leonard Lichter, who is a principal in the firm of Spitzer & Feldman P.C., which firm provides legal services to the Corporation. Dr. Cruft is a director and member of the compensation committee of Nord Pacific Limited, whose president, Dr. W. Pierce Carson, is a director of the Corporation.

                       STOCKHOLDER RETURN ON COMMON STOCK

       The following graph compares the total annual return on the Corporation's Common Stock with the total annual return of the Dow Jones Equity Market Index and the Dow Jones Mining Index. The presentation assumes $100 was invested on December 31, 1989 in the Corporation's Common Stock and in each of the indices and any dividends were reinvested.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

               DOW JONES EQUITY MARKET INDEX          DOW JONES MINING INDEX           NORD RESOURCES CORPORATION
1989                                          100                            100                                   100
1990                                       102.02                          96.07                                 53.27
1991                                       127.62                         127.24                                 42.06
1992                                       123.11                         138.19                                 45.79
1993                                       145.32                         151.93                                 36.45
1994                                       143.34                          153.1                                 47.66

                              INDEPENDENT AUDITORS

       Deloitte & Touche LLP have acted as independent auditors for the Corporation since its inception and have been selected by the Audit Committee to serve in such capacity for the fiscal year ending December 31, 1995. A representative of Deloitte & Touche LLP is expected to be present at the annual meeting and will have the opportunity to make a statement, if he so desires, and to respond to appropriate questions.

                                 OTHER MATTERS

       The Board is not aware of any matter not referred to in the enclosed form of proxy that will be presented for action at the meeting. If any such matter properly comes before the meeting, the proxies in the accompanying form will be voted with respect thereto in accordance with the judgment of the person or persons voting such proxies.

       The Corporation's transfer agent, American Stock Transfer & Trust Company, is to perform certain services in connection with the solicitation, including tabulation of proxies and personal or telephone inquiries to stockholders or brokers, banks or others acting as custodians. For these services, the transfer agent will receive a fee at its customary rate and reimbursement of certain out-of-pocket expenses. Brokers, banks and other persons acting as custodians may be reimbursed for certain expenses incurred by them in obtaining instructions from beneficial owners of the Corporation's Common Stock. In addition to use of the mails, directors and officers of the Corporation may, without compensation other than their regular compensation, solicit proxies from stockholders by telephone or in person. All costs of solicitation will be borne by the Corporation.

       THE CORPORATION WILL PROVIDE, WITHOUT CHARGE, TO EACH STOCKHOLDER WHOSE PROXY IS BEING SOLICITED HEREBY, A COPY OF THE CORPORATION'S ANNUAL REPORT ON FORM 10-K FOR 1994 (INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO), AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND/OR THE CORPORATION'S 1994 ANNUAL REPORT, UPON WRITTEN REQUEST DIRECTED TO THE ATTENTION OF KARL A. FRYDRYK, SECRETARY, NORD RESOURCES CORPORATION, 8150 WASHINGTON VILLAGE DRIVE, DAYTON, OHIO 45458.

                             STOCKHOLDER PROPOSALS

       A proposal by a stockholder intended for inclusion in the Corporation's proxy statement for the 1996 annual meeting of stockholders must be received by the Corporation at the address noted immediately above, to the attention of Karl
A. Frydryk, Secretary, on or before December 27, 1995, in order to be eligible for such inclusion.

       PLEASE SIGN THE PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED WITHIN THE UNITED STATES.

April 25, 1995

                                     [LOGO]
                          NORD RESOURCES CORPORATION
                         8150 Washington Village Drive
                              Dayton, Ohio 45458

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                           NORD RESOURCES CORPORATION
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.
            PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS JUNE 6, 1995

     The undersigned hereby appoints Edgar F. Cruft and Karl A. Fydryk, or either of them, attorneys and proxies with full power of substitution in each of them, in the name, place and stead of the undersigned to vote as proxy all the stock of the undersigned in Nord Resources Corporation.


                         (TO BE SIGNED ON REVERSE SIDE)


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     PLEASE MARK YOUR
/X/  VOTES AS IN THIS
     EXAMPLE.


                    FOR        WITHHELD             NOMINEES: Walter T. Belous
1. Election of      / /          / /                          W. Pierce Carson
   Nominees                                                   Edgar F. Cruft
                                                              Terence H. Lang
For, except vote withheld from following nominee(s):          Leonard Lichter
                                                              Donald L. Roettele

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2. The  transaction  of such  other business  as  may properly  come  before the meeting.


THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 IF NO INSTRUCTION TO THE CONTRARY IS INDICATED OR IF NO INSTRUCTION IS GIVEN.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE.


SIGNATURE(S)                                     DATE
             ----------------------------------        -------------------------

NOTE: Please sign exactly as your name appears hereon. Executors, administrators, trustees, etc., should so indicate when signing, giving full title as such. If signer is a corporation, execute in full corporate name by authorized officer. If shares held in the name of two or more persons all should sign.

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